Exhibit (e)(1)(ii)
APPENDIX A
SERIES OF THE TRUST
(updated December  5, 2024)

1.	Matisse Discounted Bond CEF Strategy
2.	Matisse Discounted Closed-End Fund Strategy
3.	Sector Rotation Fund